EXHIBIT 4.20

Joint Development Agreement on the New Variety of Corn,
Liyu No.35

Party A: Shi Jiazhuang Liyu Technology Development Co., Ltd
Address: No.13 Changjiang Road, Development Zone, Shi Jiazhuang

Party B: Beijing Origin Seed Joint Stock Limited Company
Address: No.21 Shengming Yuan Road, Changping District, Beijing

For the purpose of accelerating the generalization and application of new variety of corn, Liyu No.35, and through equal and friendly negotiation, the Parties agreed as follows:

Article One    The Purpose

1.	The Parties shall jointly develop the new variety of corn, Liyu No. 35, which is selected and grown by Party A.

2.
The Parties shall strengthen the generalization of the new variety, Liyu No. 35, and shall attempt to realize the objective that the aggregate generalization of the variety of Liyu No. 35 can reach 200, 000, 000 kg within 5 to 7 years.

Article Two    The Cooperative Mode

1.
Party A shall provide parental seeds and other relevant technical materials (including the hybridized seeds of Liyu No. 35 already obtained) of Liyu No. 35, and shall be responsible for the further improvement;

2.	Party B shall obtain the exclusive use right of producing and operating the new variety of corn, Liyu No. 35, by paying Party A the fees for the use right of producing and operating the variety;

3.
During the term of this Agreement, should the output of Liyu No.35 of Party A is below 3,000,000 kg for 3 consecutive years (excluding when such result is caused by self-manifestation of such variety or force majeure), this Agreement shall terminate automatically;

4.	When the aggregate generalization of the variety of Liyu No. 35 reaches 200, 000, 000 kg, Party A shall not terminate this Agreement unilaterally and shall provide Party B with premium;

5.
Should Party A considers that it is of no value for it to generalize Liyu No. 35 and is not willing to generalize the variety of Liyu No.35 any more, it shall release its exclusive use right of producing and operating the new variety of corn, Liyu No. 35;

6.	Party A shall be responsible for training and supervising the seed production personnel from Party B;

7.
As of the effective date of this Agreement, Party A shall be fully responsible for such variety’s trial, demonstration, development, and approval application etc. and the expenses of the said actions shall be borne by Party B. Party A shall be responsible for the further improvement of the district trial (the number of national pre-trial and Hebei district trial is Lishi 2406; the participation trial number of Shanxi, Henan, Shandong is Lishi 2416; the participation trial number of Anhui is Lishi 2236), participation of which is applied for by Party A before 2006, and Party B shall provide necessary assistance; the relevant expenses incurred shall be borne by Party A.

Article Three    Ownership

1.
Application right and the variety right of such variety and its inbred new plant variety are owned by Party A, and Party A shall not transfer the said rights to any entities or persons other than Party B; should it is necessary for Party A to transfer the said rights, Party B shall, under the same condition, have the preemptive right;

2.
Should Party A is terminated due to dissolution or other reasons, the application right and variety right of such variety and its inbred new plant variety shall be disposed of by the entity who dissolves Party A.

Article Four    Responsibilities of Party A

1.
Party A authorizes Party B to have the exclusive right to produce and manage Liyu No.35. Without Party B’s written consent, Party A shall not authorize any other third party to produce and manage such variety;

2.	Party A warrants that the final approved name of such variety in all the districts of participation trial is Liyu No. 35;

3.
Party A shall not, at its discretion, produce the hybridized seeds of Liyu No.35, but it may sell without repackaging the hybridized seeds of Liyu No.35 produced by Party B, subject to its compliance with the sales policy of Party B;

4.	Party A shall apply for the variety right of Liyu No.35 and its inbred variety in accordance with relevant regulations in a timely manner. Provided that the new

5.
variety right of plant is obtained, Party A shall be responsible for the payment of annual fee in accordance with the country’s relevant regulations in order to prevent the earlier termination of the protection term of the new variety right. Should the variety right becomes invalid due to Party A, Party A shall be responsible for Party B’s economic losses.

Article Five    Responsibilities of Party B

1.
Party B shall be responsible for the trial, demonstration, development, extended -district approval, market development, production and distribution etc. of Liyu No.35; without Party A’s written consent, Party B shall not, at it’s discretion, change the name of such variety;

2.
Party B shall be responsible for market research, planning and shall decide and organize the implementation of the production, processing, and sales etc. of the parental propagation and hybridized seeds;

3.	When Party B makes its annual production plan, it shall consult with Party A, and only upon Party A’s written consent, such plan can be implemented;

4.
Party B shall inform Party A of the specific amount of the production and sale of Liyu No.35, and Party A shall keep the said information confidential. Should the amount provided by Party B is different from the actual amount of the production and sale, Party A has the right to investigate and Party B shall provide assistance.

Article Six    Common Responsibilities

1.	Neither Party shall, in respect of Liyu No.35, carry out any corporation with any entity or individual, transfer, or assist any third party in using it;

2.	The Parties shall strictly prevent the parental seeds of Liyu No.35 and its technical materials from being disclosed, and shall together keep the parental seeds and the business confidential;

3.
During the term of this Agreement, either Party shall notify the other Party of any fake or inferior commodities of their products or other conducts which constitute an infringement of their rights which come to the attention of such Party, and shall actively take effective measures;

4.
The Parties hereby warrant that the undersigned who execute this Agreement on behalf of the Parties are the legal representatives or the duly authorized representatives of the Parties, and they have the authorization to execute this Agreement on behalf of the Parties.

Article Seven    Fees

1.
The investment of the early breeding of Liyu No.35 is calculated RMB1,000,000 only and Party A shall provide Party B with the parental seeds and relevant materials (including the hybridized seeds already obtained) of No.35 before the end of March 2003 (the price of hybridized seeds, RMB10/kg; the price of parental inbred seedsôRMB16/kg ). Party B shall pay Party A the said amount in a lump sum upon examination;

2.
The fees for the use right of production and operation paid by Party B to Party A shall be paid in accordance with the production royalty; the royalty is RMB0.5/kg. Such amount shall be paid by Party B to Party A in a lump sum after the annual distribution season (before the end of July of the next producing year);

3.
Party B shall inform Party A, in writing, of the grown area and place of such variety in the current year before the end of May of every year, and of the output at the end of March of the next year; Party A shall confirm the said information in writing;

4.
Should Party A raises an objection to the output of Party B, it shall inform Party B within 10 working days upon the receipt of the written notice from Party B and have the right to examine such output; Party B shall provide active assistance. Party A shall keep the trade secret of Party B confidential. Should Party A does not raise any written objection against Party B within the said time period, Party A shall be deemed to have acknowledged the output informed by Party B.

Article Eight    Remedies

1.
Provided that any other person produces or distributes any hybridized seeds of such variety for commercial purpose during and after the process (including but not limited to the period from the date of public notice of preliminary review to the authorization date of the variety right) of application of the variety right, in respect of Liyu No.35 and its inbred seeds, Party A shall transfer the right of recourse to Party B in writing, and shall permit Party B to claim the damages against others in the name of Party B. The proceeds shall be equally distributed between the Parties after deducting necessary expenses incurred to Party B;

2.
When the aggregate generalization of the variety of Liyu No. 35 by Party B reaches 2, 000, 000, 000 kg, Party A shall provide Party B with premium and the proportion of the royalty shall be reduced from RMB0.5/kgto RMB0.4/kg.

Article Nine    Liabilities for Breach of Contract

1.	Party B shall pay Party A the fees for the variety’s use right at the stated time. Should Party B fails to pay the said amount, it shall pay Party A 0.5% overdue fine per overdue day;

2.	Should Party B makes any concealment in respect of the output, it shall pay Party A five times of its due profits as compensation based on the profit which is concealed;

3.	Should Party B fails to comply with the third paragraph of Article 2 hereof, Party A has the right to revoke Party B’s exclusive use right of production and operation of Liyu No. 35.

4.
Should any other person propagates such variety due to Party B’s disclosure, Party B shall assume the liabilities for breach of the Agreement. The method of computing the compensation is as follows: the amount of the compensation = average output of one acre of the grown area × the grown acreage of such other person × (the market price where Party B is located in the current year - Party B’s cost price);

5.
During the term of this Agreement, Party B is not allowed to authorize any other person to have the exclusive use right of the parental seeds of such variety; otherwise, Party A shall be responsible for any losses incurred and take the corresponding legal consequences.

Should Party A discloses the confidential information, or, at his discretion, permits any other person or itself to produce or manage such variety, Party A shall assume the liabilities for breach of this Agreement. The method of computing the compensation is as follows: the amount of the compensation = average output of one acre of the grown area × the grown acreage of Party A or such other person × (the market price where Party B is located in the current year - Party B’s cost price).

Article Ten    Amendment

Any amendment or supplement to this Agreement shall be made in writing and shall constitute an integral part of this Agreement.

Article Eleven    Governing Law and Dispute Resolution

1.	This Agreement shall be governed by laws of the People’s Republic of China.

2.
In the event of any dispute arising out of or in connection with the validity, interpretation or performance hereof, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. Should such dispute can not be resolved through consultations or either Party is not willing to resolve such dispute through consultations, such dispute may be submitted to the court where this Agreement is executed, unless otherwise determined by such court. The litigation fees shall be borne by the losing Party.

Article Twelve    Effectiveness and Miscellaneous

1.	This Agreement shall become effective as of the date of execution and stamping by the Parties.

2.	This Agreement is executed in four copies, with each Party holding two, and each copy shall have the same legal effect.

3.	Either Party shall obtain a written content from the other Party before terminating this Agreement.

4.	Any other issue which is not provided by this Agreement shall be resolved by the Parties through friendly consultations.

Party A: Shi Jiazhuang Liyu Technology Development Co., Ltd

Authorized Representative: /s/ Zhao Jinlin

March 30, 2006

/s/ CORPORATE SEAL

Party B: Beijing Origin Seed Joint Stock Limited Company

Authorized Representative: /s/ Huang Xilin

March 30, 2006

/s/ CORPORATE SEAL

Place of Execution: Shi Jiazhuang